PHH CORPORATION EXTENDS EXCHANGE OFFER

MT. LAUREL, N.J., March 25, 2011 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that it has extended its offer to the holders of the $350.0 million aggregate principal amount of its 9¼% Senior Notes due 2016, issued August 11, 2010, to exchange such notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer, which had been scheduled to expire on March 24, 2011 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on Monday, March 28, 2011, unless further extended by PHH.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer.  Requests for assistance or documents should be directed to The Bank of New York Mellon Trust Company, N.A. at (212) 815-2742.

PHH said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on March 24, 2011, $347.0 million in aggregate principal amount of its 9¼% Senior Notes due 2016 had been tendered in the exchange offer.  This amount represents approximately 99.1% of the outstanding 9¼% Senior Notes due 2016.

This notice does not constitute an offer of any securities.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada.

Contact:
Jonathan T. McGrain
856-917-0066

1	Inside Mortgage Finance, Copyright 2010